Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

dated as of January 26, 2018

among

SAEXPLORATION HOLDINGS, INC.,

The Guarantors Party Hereto

and

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Trustee and Noteholder Collateral Agent

10.000% Senior Notes due 2019

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of January 26, 2018 (this “Supplemental Indenture”), is among SAEXPLORATION HOLDINGS, INC., a Delaware corporation (together with its successors and assigns, the “Company”), each of the Guarantors appearing on the signature pages hereto (the “Guarantors”), and WILMINGTON SAVINGS FUND SOCIETY, FSB, as trustee (the “Trustee”) and as Noteholder Collateral Agent (the “Noteholder Collateral Agent”).

RECITALS

WHEREAS, the Company, the Guarantors, the Trustee and the Noteholder Collateral Agent have previously entered into the Indenture, dated as of July 27, 2016 (the “Indenture”), relating to the Company’s 10.000% Senior Secured Second Lien Notes due 2019 (the “Notes”);

WHEREAS, each of the Guarantors, jointly and severally, fully and unconditionally guarantees the prompt payment in full of the principal of, premium, if any, and interest on the Notes in accordance with the terms of the Indenture (the “Note Guarantees”);

WHEREAS, the Company has offered to exchange any and all of its outstanding Notes (the “Exchange Offer”) for (i) shares of the Company’s common stock, (ii) shares of the Company’s Series A preferred stock, (iii) shares of the Company’s Series B preferred stock, and (iv) warrants to purchase shares of the Company’s common stock, in each case, upon the terms and subject to the conditions set forth in the Exchange Offer Memorandum and Consent Solicitation Statement, dated December 22, 2017 (as amended, supplemented or otherwise modified, the “Memorandum”);

WHEREAS, concurrently with the Exchange Offer, and pursuant to the Memorandum and the related letter of transmittal (as amended, supplemented or otherwise modified), the Company has requested that holders of the Notes deliver consents to (i) the adoption of certain proposed amendments (the “Proposed Amendments”) to the Indenture to permit certain restructuring transactions described in the Memorandum and (ii) the release of the collateral securing the obligations of the Company and the Guarantors under the Indenture (the “Collateral Release”);

WHEREAS, Section 9.02 of the Indenture provides that the Company, the Guarantors, the Trustee and the Noteholder Collateral Agent may amend or supplement the Indenture, the Notes, the Note Guarantees and the Security Documents with the consent of the Holders of at least a majority in aggregate principal amount of the Notes outstanding (the “Proposed Amendment Requisite Consents”);

WHEREAS, Sections 9.02 and 12.07 of the Indenture provide that the Company, the Guarantors, the Trustee and the Noteholder Collateral Agent may amend or waive the provisions of the Indenture or any Security Documents with the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes Obligations under the Notes Documents with the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes outstanding (the “Collateral Release Requisite Consents”);

WHEREAS, Holders of the Notes have delivered the Proposed Amendment Requisite Consents and thereby have duly consented to the Proposed Amendments set forth in this Supplemental Indenture in accordance with Section 9.02 of the Indenture;

WHEREAS, Holders of the Notes have delivered the Collateral Release Requisite Consents and thereby have duly consented to the Collateral Release set forth in this Supplemental Indenture in accordance with Sections 9.02 and 12.07 of the Indenture;

WHEREAS, the Trustee and the Noteholder Collateral Agent has received, in accordance with Section 9.06 of the Indenture, an Opinion of Counsel and an Officers’ Certificate stating that the execution of this Supplemental Indenture is permitted by the Indenture;

WHEREAS, all other conditions precedent provided under the Indenture have been satisfied to permit the Company, the Guarantors, the Trustee and the Noteholder Collateral Agent to enter into this Supplemental Indenture; and

WHEREAS, upon the Proposed Amendments becoming operative in accordance herewith, the Notes shall thenceforth be known as the “10.000% Senior Notes due 2019”.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and intending to be legally bound, the parties to this Supplemental Indenture hereby mutually covenant and agree as follows:

SECTION 1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

SECTION 2. Amendments. The Indenture is hereby amended as follows:

a.	Amendment to Section 1.01. Section 1.01 is hereby amended by deleting from such section the following defined terms: “Acquired Debt”, “Beneficial Owner”, “Change of Control”, “Consent Solicitation”, “Consolidated Net Tangible Assets”, “Exchange Offer”, “Existing Indebtedness”, “Existing Indenture”, “Existing Noteholder Collateral Agent”, “Existing Notes Documents”, “Existing Notes Obligations”, “Existing Notes Security Documents”, “Existing Revolving Credit Facility Documents”, “Existing Revolving Credit Facility Security Documents”, “Existing Trustee”, “Fixed Charge Coverage Ratio”, “Foreign Subsidiary Reorganization”, “Investments”, “New Senior Loan Shares”, “Permitted Business”, “Permitted Holders”, “Permitted Investments”, “Related Party”, “Restricted Investment”, “Transactions”, and any other defined terms that, by virtue of the Proposed Amendments and Collateral Release effected by this Supplemental Indenture, are no longer used in the Indenture or the Notes as amended hereby. In addition to the amendments in the preceding sentence, the following definitions are hereby amended as follows:

(i)	Definition of Asset Sale. Clause (8) of the sentence beginning with the words “Notwithstanding the preceding,” in the definition of “Asset Sale” is hereby deleted in its entirety and is replaced with the following: “(8) [Reserved]”.

(ii)	Definition of Permitted Refinancing Indebtedness. Clause (4) of the proviso in the definition of “Permitted Refinancing Indebtedness” is hereby deleted in its entirety and is replaced with the following:

“(4) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is initially guaranteed only by Persons who were obligors on or guarantors of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.”

(iii)	Definition of Secured Leverage Coverage Ratio. The phrase “in the definition of Fixed Charge Coverage Ratio.” located in the last sentence of the definition of “Secured Leverage Coverage Ratio” is hereby deleted in its entirety and is replaced with the following:

“below:

In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Secured Leverage Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Secured Leverage Coverage Ratio is made (the “Calculation Date”), then the Secured Leverage Coverage Ratio shall be calculated giving pro forma effect (in accordance with Regulation S-X under the Securities Act) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter period.

In addition, for purposes of calculating the Secured Leverage Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in equity ownership of Restricted Subsidiaries of the specified Person, during the four-quarter period or subsequent to such period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, shall be given pro forma effect in accordance with Regulation S-X under the Securities Act as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges shall not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date shall be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date shall be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).”

b.	Amendment to Section 1.02. Section 1.02 is hereby amended by deleting from list of defined terms and section references in such section the following defined terms and their respective section references: “Affiliate Transactions”, “Asset Sale Offer”, “Change of Control Offer”, “Change of Control Payment”, “Change of Control Payment Date”, “Control Agreement”, “Excess Proceeds”, “incur”, “Notes Obligations”, “Offer Amount”, “Offer Period”, “Payment Default”, “Permitted Debt”, “Premises”, “Purchase Date”, and “Restricted Payments”.

c.	Amendment to Section 3.09. The heading and text of Section 3.09 (Offer to Purchase by Application of Excess Proceeds) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Section	3.09 [Reserved].”.

d.	Amendment to Section 4.03. The heading of Section 4.03 (Corporate Existence; Insurance; Maintenance of Properties) of the Indenture is deleted in its entirety and is replaced with the following: “Corporate Existence.” The text of clause (b) of Section 4.03 (Corporate Existence; Insurance; Maintenance of Properties) of the Indenture is deleted in its entirety and is replaced with the following: “[Reserved]”.

e.	Amendment to Section 4.07. The heading and text of Section 4.07 (Restricted Payments) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Section 4.07 [Reserved].”.

f.	Amendment to Section 4.08. The heading and text of Section 4.08 (Incurrence of Indebtedness and Issuance of Preferred Stock) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Section 4.08 [Reserved].”.

g.	Amendment to Section 4.09. The heading and text of Section 4.09 (Liens) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Section 4.09 [Reserved].”.

h.	Amendment to Section 4.11. The heading and text of Section 4.11 (Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Section 4.11 [Reserved].”.

i.	Amendment to Section 4.12. The heading and text of Section 4.12 (Transactions with Affiliates) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Section 4.12 [Reserved].”.

j.	Amendment to Section 4.14. The heading and text of Section 4.14 (Business Activities) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Section 4.14 [Reserved].”.

k.	Amendment to Section 4.15. The heading and text of Section 4.15 (Additional Note Guarantees) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Section 4.15 [Reserved].”.

l.	Amendment to Section 4.16. The heading and text of Section 4.16 (Designation of Restricted and Unrestricted Subsidiaries) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Section 4.16 [Reserved].”.

m.	Amendment to Section 4.17. The heading and text of Section 4.17 (Payments for Consent) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Section 4.17 [Reserved].”.

n.	Amendment to Section 4.18. The heading and text of Section 4.18 (Reports) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Section 4.18 [Reserved].”.

o.	Amendment to Section 4.19. The heading and text of Section 4.19 (Offer to Repurchase Upon Change of Control) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Section 4.19 [Reserved].”.

p.	Amendment to Section 4.20. The heading and text of Section 4.20 (Asset Sales) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Section 4.20 [Reserved].”.

q.	Amendment to Section 5.01(a). The text of clause (a) of Section 5.01 (Merger, Consolidation, or Sale of Assets) of the Indenture is hereby deleted in its entirety and replaced with the following:

“(a) The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (A) the Company is the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture, delivers to the Trustee an Opinion of Counsel required by this Indenture, including an opinion as to the enforceability of the supplemental indenture;

(3) [Reserved];

(4) [Reserved]; and

(5) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture; provided that in giving an Opinion of Counsel, counsel may rely on an Officers’ Certificate as to any matters of fact.”.

r.	Amendment to Section 6.01. The text of Section 6.01 (Events of Default) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest, if any, with respect to the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;”

(3) [Reserved];

(4) [Reserved];

(5) [Reserved];

(6) [Reserved];

(7) [Reserved];

(8) [Reserved];

(9) [Reserved];

(10) [Reserved]; and

(11) [Reserved].”.

s.	Amendment to Section 12.01. The heading and text of Section 12.01 (Grant of Security Interests; Intercreditor Agreement) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Section 12.01 [Reserved].”.

t.	Amendment to Section 12.02. The heading and text of Section 12.02 (Recording and Opinions) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Section 12.02 [Reserved].”.

u.	Amendment to Section 12.03. The heading and text of Section 12.03 (Mortgages and Filings) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Section 12.03 [Reserved].”.

v.	Amendment to Section 12.04. The heading and text of Section 12.04 (Advances to Subsidiaries) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Section 12.04 [Reserved].”.

w.	Amendment to Section 12.05. The heading and text of Section 12.05 (Additional Collateral) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Section 12.05 [Reserved].”.

x.	Amendment to Section 12.06. The heading and text of Section 12.06 (Further Assurances) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Section 12.06 [Reserved]”.

y.	Amendment to Section 12.09. The heading and text of Section 12.09 (Authorization of Actions to be Taken by the Noteholder Collateral Agent Under the Security Documents) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Section 12.09 [Reserved].”.

z.	Amendment to Section 12.11. The heading and text of Section 12.11 (Replacement of Noteholder Collateral Agent) of the Indenture is hereby deleted in its entirety and replaced with the following:

“Section 12.11 [Reserved].”.

aa.	Amendment to Title of Notes. Each reference to “10.000% Senior Secured Second Lien Notes due 2019” in the Indenture, the Notes or any Security Document is hereby changed to “10.000% Senior Notes due 2019”.

bb.	Effect of Deletion of Certain Definitions. All definitions in the Indenture to which all references are being eliminated as a result of the amendments specified in this Section 2 of this Supplemental Indenture are hereby deleted in their entirety.

SECTION 3. Effect and Operation of Supplemental Indenture. This Supplemental Indenture shall be effective and binding immediately upon its execution and delivery by the Company, the Guarantors, the Trustee and the Noteholder Collateral Agent, and thereupon this Supplemental Indenture shall form a part of the Indenture for all purposes, and every Note and Note Guarantee heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. Except as modified and amended by this Supplemental Indenture, all provisions of the Indenture shall remain in full force and effect. Notwithstanding the foregoing, the provisions of Section 2 hereof shall not become operative until the time immediately prior to the delivery by the Company of the Exchange Consideration (as defined in the Memorandum) to the Exchange Agent (as defined in the Memorandum) on the Settlement Date (as defined in the Memorandum).

SECTION 4. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture will henceforth be read and construed together.

SECTION 5. No Recourse Against Others. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 6. New York Law to Govern. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.Counterparts. This Supplemental Indenture may be executed in multiple counterparts, which when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 8. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 9. The Trustee and the Noteholder Collateral Agent. The Trustee and the Noteholder Collateral Agent accept the amendments of the Indenture effected by this Supplemental Indenture. Without limiting the generality of the foregoing, the Trustee and the Noteholder Collateral Agent shall not be responsible in any manner whatsoever for or with respect to any of the recitals contained herein, all of which recitals are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof, (ii) the proper authorization hereof by the Company by action or otherwise, (iii) the due execution hereof by the Company or (iv) the consequences of any amendment herein provided for, and the Trustee and the Noteholder Collateral Agent makes no representation with respect to any such matters.

SECTION 10. Separability. In case any provision in this Supplemental Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

SAEXPLORATION HOLDINGS, INC., as Issuer

By:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Chief Financial Officer, General Counsel and Secretary

SAEXPLORATION SUB, INC., as a Guarantor

By:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Chief Financial Officer, General Counsel and Secretary

SAEXPLORATION, INC., as a Guarantor

By:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Chief Financial Officer, General Counsel and Secretary

SAEXPLORATION SEISMIC SERVICES (US), LLC, as a Guarantor

By:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Chief Financial Officer, General Counsel and Secretary

NES, LLC, as a Guarantor

By:	/s/ Brent Whiteley
Name:	Brent Whiteley
Title:	Chief Financial Officer, General Counsel and Secretary

[Signature Page to First Supplemental Indenture]

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee

By:	/s/ Geoffrey J. Lewis
Name:	Geoffrey J. Lewis
Title:	Vice President

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Noteholder Collateral Agent

By:	/s/ Geoffrey J. Lewis
Name:	Geoffrey J. Lewis
Title:	Vice President

[Signature Page to First Supplemental Indenture]